EXHIBIT 11

Southampton Partners, Inc.

EPS Calculations for period 1/1/99 to 12/31/99

Basic        ($.0021)

Diluted      ($.0021)

EPS Calculations for period 1/1/00 to 12/31/00

Basic        ($.00013)

Diluted      ($.00013)


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